Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

iSpecimen Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid
	Equity	Common Stock, $0.0001 par value per share (2)	Rule 457(0)	—	—	$5,000,000	$153.10 per $1,000,000	$765.5
	Equity	Pre-Funded Warrants(4)	Rule 457(g)	—	—	—	—
	Equity	Common Stock underlying Pre-Funded Warrants(3)(5)	Rule 457(o)	—	—	—	—	$—
Fees Previously Paid
Carry Forward Securities
	Total Offering Amounts					$5,000,000		$765.5
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due							$765.5

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Pursuant to Rule 416 of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(3)	The proposed maximum aggregate offering price of the common stock will be reduced on a dollar-for-dollar basis based on the offering price of any Pre-Funded Warrants issued in the offering, and the proposed maximum aggregate offering price of the Pre-Funded Warrants to be issued in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any common stock issued in the offering. Accordingly, the proposed maximum aggregate offering price of the common stock and Pre-Funded Warrants (including the common stock issuable upon exercise of the Pre-Funded Warrants), if any, is $5,000,000.
(4)	No fee pursuant to Rule 457(g) of the Securities Act.
(5)	The Registrant may issue pre-funded warrants to purchase shares of common stock in the offering. The purchase price of each Pre-Funded Warrant will equal the price per share at which shares of common stock are being sold to the public in this offering, minus $0.0001, which constitutes the pre-funded portion of the exercise price, and the remaining unpaid exercise price of the Pre-Funded Warrant will equal $0.0001 per share (subject to adjustment as provided for therein).